Exhibit 10.5

                    COMPENSATION COMMITTEE CHARTER

                           HYDRODYNEX, INC
                           August 15, 2008


PURPOSE

The Compensation Committee (the "Committee") will assist the independent members of the Board of Directors in establishing a compensation program for the Chief Executive Officer ("CEO"), and will assist the entire Board of Directors in establishing a compensation program for other officers and key executives that is effective in attracting and retaining such officers and key executives, and that is administered fairly and in the shareholders' interest. The committee will be used when resources are in place to enact it. The Committee will advise the Board on matters relating to executive compensation policy, the administration of Board or shareholder approved stock based plans, and the establishment or management of other benefit programs. The Committee will exercise broad oversight of the Company's compliance with legal and regulatory requirements governing compensation and related issues.


MEMBERSHIP

The Committee shall be comprised of not less than three directors, each of whom satisfies the independence requirements of any applicable laws and regulations. Additionally, no director may serve unless he or she (i) is a "Non-employee Director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an "outside director" for purposes of Section 162 (m) of the Internal Revenue Code. The members of the Compensation Committee shall be nominated by the Corporate Governance and Directors Nominating Committee and be appointed and replaced by the Board of Directors.


MEETINGS

The Committee shall meet at least two times each year or more frequently, as circumstances dictate.


DUTIES AND RESPONSIBILITIES

The Compensation Committee shall:

A. Compensation Committee Charter/Report


1. Review and reassess the Compensation Committee Charter (the "Charter") as conditions dictate, but not less frequently than annually, and recommend any proposed changes to the Board for approval.


2. Review and approved the Compensation Committee report as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement.


B. Compensation


1. Annually review and recommend to the independent members of the Board of Directors the corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and recommend to the independent members of the Board of Directors the CEO's compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee will consider in addition to other relevant factors, the Company's performance and relative shareholder return, the value of similar incentive awards to CEO's at comparable companies, and the awards given to the CEO in past years.


2. Annually review and make recommendations to the Board with respect to non-CEO compensation, including all directors, officers and other key executives, incentive compensation plans and equity-based plans.


3. Review and recommend to the Board compensation programs or the revision of such programs covering the Company's key executive group, including 401(k) plans and executive deferral plans, and, in consultation with the CEO, recommend to the Board individual compensation awards for the non CEO key executive group.


4. Review and recommend to the Board performance measures and goals for the Company's performance plans and, in consultation with the CEO, assist in the evaluation of the key executive groups' performance as compared to the criteria for earning awards under the plan and recommend to the Board the non CEO awards under the plan.


5. Evaluate competitive pay levels for key executives based on reliable industry analyses; and approve the "peer group" companies to be included in competitive compensation comparisons.

6. Review those major compensation or benefit programs involving stock or commitments beyond one year (pension, profit-sharing, employment contracts, etc.) and recommend the action to be taken by the Board with respect to such plans.


7. Award stock based grants and related benefits and conditions under any approved stock based plans.


8. Engage such independent legal and other advisors, as it deems necessary or appropriate to carry out its responsibilities at the Company's expense. Such independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Compensation Committee.


9. Have the ability to form and delegate authority to subcommittees, comprised of one or more members of the Compensation Committee, as necessary or appropriate. Each subcommittee shall have the full power and authority of the Compensation Committee within the authority delegated to the subcommittee or member(s).


10. Make regular reports to the Board.


11. Undergo an annual performance evaluation of itself.


12. Perform such other activities as the Board of Directors may from time to time deem necessary or appropriate.


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